                                                                   EXHIBIT 10.21




                         AGREEMENT TO PURCHASE AND SELL



         TRANSCOASTAL MARINE SERVICES, INC., a Delaware corporation, appearing herein through G. Darcy Klug, its President, duly authorized by resolution of its Board of Directors, a certified copy of which is attached hereto ("Purchaser"), offers to purchase from THE SUCCESSION OF HERBERT D. HUGHES, appearing herein through its Executrix, Elizabeth H. DePass ("Seller"), the immovable property bearing the municipal number 2701 Engineers Road, Belle Chasse, Plaquemines Parish, Louisiana, and comprised of approximately 14 acres, together with all improvements and component parts located thereon, which property is more particularly described in Exhibit "A" attached hereto and made a part hereof (the "Property").

         1. PURCHASE PRICE. At closing, Purchaser shall pay to Seller the sum of ONE MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,350,000.00) for the purchase of the Property (the "Purchase Price").

         2. DEPOSIT. Purchaser shall not be required to post or to deliver a deposit, this Agreement being concluded in consideration of the mutual obligations assumed by the parties pursuant to that certain PURCHASE AND SALE AGREEMENT effective as of August __, 1997, and executed by and among Purchaser, Seller, and HBH, Inc. (the "Company") regarding the sale of all of the outstanding capital stock of the Company as well as the Property (the "Master Agreement"); Purchaser and Seller agree and stipulate that the right accorded the Purchaser pursuant to this Agreement is predicated upon the conclusion of the Purchaser's acquisition of the outstanding capital stock of the Company in accordance with the terms and conditions of the Master Agreement.

         3. TITLE. Within thirty (30) days after the execution of this Agreement, Purchaser shall procure, at Purchaser's expense, a survey and a title report or title commitment on the condition of Seller's title to the Property and shall notify Seller of any exceptions to title disclosed therein or to survey ("Title Defects"). If such survey is made, the survey description shall be used in the Deed, as defined below. Seller shall have thirty (30) days from the date of notification by Purchaser to cure or remove the Title Defects. If Seller, acting with due diligence and best efforts, fails to cure or remove the Title Defects within said period, Purchaser shall have the right, in its sole and exclusive discretion, upon notice to Seller (a) to terminate this Agreement, or (b) to waive its objections to the Title Defects and proceed to Closing in accordance with the terms hereof. Purchaser shall have the right but not the obligation to take whatever action it deems appropriate to cure or remove the Title Defects. It is a condition of Purchaser's obligation to close hereunder that an extended coverage ALTA owner's policy of title insurance (Form B, 1970 or other form acceptable to Purchaser) be issued by a title company acceptable to Purchaser and in the amount of the Purchase Price, showing an insurable, good and marketable title in Purchaser subject only to the Title Defects and any servitudes, rights-of-way, alienations, encroachments apparent by survey and accepted by Purchaser, and containing a zoning endorsement acceptable to Purchaser ("Title Policy").

         4.      PROPERTY INFORMATION, TESTING AND CONTIGUITY.

         (a) Property Information. Seller shall provide to Purchaser within thirty (30) days after Seller's execution of this Agreement, and thereafter until Closing as Seller may come into possession or control of same, correct and complete copies of any documents, correspondence and information in Seller's possession or control relating to the Property.

         (b) Testing. Purchaser shall be accorded a period of sixty (60) days from the date of the execution hereof by both parties in which to conduct any and all investigations, inspections and tests with respect to the environmental condition of the Property. Purchaser and Purchaser's agents shall have the right to enter and to conduct or cause to be conducted any investigations, inspections and tests of the Property (the "Tests"), including but not limited to investigations, inspections and tests regarding the condition of the soil, surface water and groundwater of the Property to determine the environmental condition of the Property and to test for the presence of any Hazardous Materials, including a "Phase I" environmental assessment and, if the Purchaser in its sole discretion deems it necessary, a "Phase II" environmental assessment. For purposes hereof, "Hazardous Materials" shall mean any and all flammable explosives, hydrocarbons and/or petroleum products or fractions thereof, radioactive materials, hazardous or toxic wastes, substances or materials, including but not limited to those materials and substances defined as "hazardous substances," "extremely hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" in the Laws. For purposes hereof, the "Laws" shall include but not be limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and any other federal, state and local statutes and ordinances, including all amendments thereto, replacements thereof, any rules, regulations and orders adopted and issued pursuant thereto, and any judicial and administrative interpretations thereof. The cost of the "Phase I" environmental assessment shall be split 50/50 by Seller and Purchaser. Purchaser shall pay all other costs of any such Tests. If this Agreement is terminated for any reason permitted herein, Purchaser shall repair any damage caused to the Property by the Tests. Purchaser shall and does hereby indemnify and hold harmless Seller from any and all claims and causes of action arising out of such Tests, provided Seller is not negligent or at fault, and further provided that Purchaser shall not be responsible for any costs, claims, damages, or liabilities caused by or arising from any Hazardous Materials discovered on the Property by such Tests. If the Tests reveal that the Property is, in the Purchaser's sole and exclusive discretion, unsuitable to Purchaser's use or contaminated, then Purchaser may terminate this Agreement by giving written notice to Seller at any time within sixty (60) days of the execution of this Agreement by both Purchaser and Seller. If no such notice is given, then the predication provided in this paragraph shall be deemed satisfied.

         5.      CONVEYANCE.

         (a) Title. At Closing, Seller shall convey to Purchaser good and marketable title to the Property in fee simple by general warranty deed warranting title thereto to be free and clear of all contracts, liens, defects, encumbrances, encroachments, leases, tenancies and occupancies, (except for the existing lease to the Company) and those matters approved by Purchaser in accordance with Section 3 hereof, and current real estate taxes and assessments, both general and special, not then due and payable (the "Deed"). Seller shall deliver possession of the Property to Purchaser at Closing in the same condition and state of repair as on the date of Seller's execution of this Agreement, subject only to normal wear, tear, and use since that date. Prior to Closing, Seller shall not take or fail to take any action in which would adversely affect the title, condition, or value of the Property, or Purchaser's intended use thereof. Seller shall not enter into any agreements prior to Closing which would materially adversely affect Purchaser's intended use of the property without Purchaser's prior written consent, which consent may be withheld in Purchaser's sole and exclusive discretion.

         (b) Limitation of Warranty. The Deed shall contain the following provisions:

                 1. Except for warranty of title as provided herein, Seller hereby conveys to Purchaser all right, title and interest of Seller in and to the Property, without any warranty or recourse whatsoever as to the condition of the Property and the improvements thereon, including, without limitation, any warranty of fitness of the Property or the improvements thereon for a particular purpose, even for the return or reduction of the purchase price, but with full substitution and subrogation in and to all of the rights and actions of warranty which Seller has or may have against all preceding owners or sellers; it being understood that Purchaser takes the Property and the improvements "AS IS" and "WHERE IS," Purchaser hereby acknowledging reliance solely on Purchaser's own inspection of the Property and improvements, and not on any warranties or representations from Seller. In addition, Purchaser acknowledges that Seller has made no representations or warranties with respect to the Property and improvements (including, without limitation, the income to be derived therefrom or expenses to be incurred with respect thereto), or with respect to information or documents previously furnished to Purchaser. All implied warranties with respect to the Property and improvements, including those related to merchantability or fitness for a particular purpose, are hereby disclaimed by Seller and expressly waived by Purchaser. Purchaser shall have no right and/or causes of action against Seller to assert in any controversy, claim, demand, or litigation arising from or in connection with the Property or improvements, and Purchaser hereby waives any such right or cause of action, including, but without limitation: (a) those arising under LSA - C.C. Article 2315.3, Statewide Order 29-B by Office of Conservation, Department of Natural Resources, State of Louisiana, the Louisiana Environmental Quality Act, the Louisiana Abandoned Oilfield Waste Site Law, the Comprehensive Environmental Response, Compensation and Liability Act, The Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act of 1986, the Toxic Substance Control Act and/or any other federal, state or local law, ordinance, rule, regulation, order, decree, penalty or requirement concerning, affecting, regulating or involving hazardous, toxic or harmful substances or the environment. Without limiting the generality of the foregoing, Seller does not warrant that the Property and improvements are free from redhibitory or latent defects or vices. Purchaser hereby expressly waives all rights in redhibition and reduction of purchase price pursuant to Louisiana Civil Code Articles 2520, et seq. Purchaser hereby releases Seller from any liability for redhibitory or latent defects or vices under Louisiana Civil Code Articles 2520 (1870) through 2548 (1870). Seller and
                          Purchaser acknowledge and stipulate that the sale price was negotiated and agreed upon after consideration of the waives of warranty herein set forth. Purchaser further declares and acknowledges that Purchaser has read these waiver provisions and that the foregoing waivers have been brought to the attention of Purchaser and explained in detail to Purchaser and that Purchaser has voluntarily and knowingly consented to the foregoing waivers.

                 2. This sale is made by Seller, and accepted by Purchaser, subject to all servitudes, rights-of- way, alienations and encroachments, whether of record, or as shown on a survey to be obtained pursuant to paragraph 4(a).

                 3. This sale is made by Seller, and accepted by Purchaser, subject to the reservation by Seller, its successors and assigns, of all oil, gas and other materials in or under the Property; provided, however, that Seller shall not disturb the surface of the Property in the exercise of this mineral servitude and reservation.

         6. TAXES, RENTS, UTILITY CHARGES. Seller shall pay all taxes and assessments on the Property, general and special, levied or assessed for any year prior to that in which the Closing occurs, whether or not such taxes and assessments are then past due or are payable thereafter. All real estate taxes and assessments, and all property taxes on personal property acquired hereunder, if any, for the current year in which the Closing occurs shall be prorated between the parties as of the Closing Date using the valuation and rate shown on the last available real estate tax bill; provided, however, that any installments of reassessed or other special assessments, whether then due or to become due, together with interest and penalties thereon, if any, shall be paid in full by Seller; and provided further, that the proration of real estate taxes and assessments shall be adjusted after Closing in the event the valuation and/or rate is increased in the tax year up to and including the Closing Date, as indicated by the next available real estate tax bill. Rents are to be prorated between the parties as of the Closing Date.

         7. CLOSING. The Act of Sale or Closing ("Closing") of the sale of the Property shall occur before Purchaser's notary public on the "Closing Date" as that term is defined in the Master Agreement. At Closing, the costs of conveyance, mortgage, and tax research certificates shall be paid by Seller. All other closing costs shall be for the account of Purchaser.

         8. DEFAULT. If this Agreement is terminated for any reason permitted herein, the parties shall have no further liability and/or obligations hereunder except as expressly provided herein. If Seller breaches or defaults in its performance under this Agreement, Purchaser's sole





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
remedy shall be to seek specific performance. Likewise, if Purchaser breaches or defaults in its performance under this Agreement, Seller's sole remedy shall be to seek specific performance.

         9. REPRESENTATIONS. Seller represents and warrants to Purchaser at the time of Seller's acceptance of this Agreement, and continuing through Closing, that:

         (a) Seller has good and marketable title or fee simple to the Property, has authority to execute, deliver and perform this Agreement and each instrument and agreement to be executed and delivered by Seller pursuant hereto, and the taking by Seller of the actions contemplated hereby;

         (b) To the best of Seller's knowledge, information, and belief, the Property is properly zoned for the Company's use, and there is no threatened or pending proceeding to which Seller is a party or of which it has been given notice or is otherwise aware concerning zoning, condemnation, impairment of access, tax adjustment or similar proceeding, assessment or plan by the Government which could affect the Property;

         (c) To the best of Seller's knowledge, information, and belief there are no actions, investigations or proceedings pending or threatened to be brought in any court or before the Government which does or could have an effect on the ability of Purchaser to improve and operate the Property for Purchaser's use, encumber or burden the Property, prevent the execution, delivery or performance of this Agreement by Purchaser or Seller, delay or prohibit Closing; neither are there any unsatisfied judgments or consent decrees which could have any such effect;

         (d) To the best of Seller's knowledge, information, and belief, with respect to the use, operation or maintenance of the Property, Seller and the Company are in compliance with all statutes, ordinances, orders, writs, injunctions or decrees, including but not limited to zoning ordinances, building codes or the Laws;

         (e) Seller has provided or will provide to Purchaser true, correct and complete copies of any documents in Seller's possession as specified in
Section 4(b) of this Agreement;

         (f) Other than the Company, there are no tenants, parties in possession, adverse possessors or other occupants on the Property, and Seller has not accepted or granted any other agreements, offers or options to purchase or lease the Property;

         (g) To the best of Seller's knowledge, information, and belief, the Property has never been used or operated for the storage, manufacture, treatment, transportation, sale or disposal of Hazardous Materials, except as required in the ordinary course of the business of the Company;

         (h) Seller has not made an assignment for the benefit of creditors and is not insolvent or bankrupt.

         10. OPTION TO PURCHASE. In consideration of the execution of the Master Agreement, and of the obligations of the parties as therein specified, Seller hereby grants to Purchaser an option to purchase (the "Option") the immovable property bearing the municipal number 2617 Engineers Road, Belle Chasse, Plaquemines Parish, Louisiana, measuring approximately 300 feet front on Engineers Road by a depth of approximately 665 feet more or less, between equal and parallel lines, and comprised of approximately 4.5 acres, together with all improvements and component parts located thereon, and subject to a lease in favor of Pool Co., Gulf Offshore Operations, dated June 21, 1995, expiring December 31, 1998, which property is more particularly described on Exhibit "B" attached hereto and made a part hereof (the "Option Property").

         (a) The Price for which Seller shall sell the Option Property shall be ONE MILLION TWO HUNDRED THOUSAND and NO/100 Dollars ($1,200,000) in cash (the "Option Price").

         (b) The Purchaser's right to exercise the Option shall commence as of the Closing, and shall be irrevocable for a period of thirty (30) days from the Closing date (the "Option Period").

         (c) The Purchaser may exercise its Option at any time during the Option Period by the giving of notice to Seller of its exercise of the Option. The sale of the Option Property shall then be concluded within sixty (60) days of such notice. The Act Of Sale of the Option Property shall contain terms and conditions substantially identical to, the terms and provisions contained in and required by this Agreement, taking into account such changes and additions as shall be mutually acceptable to the parties.

         11. EXTENSION OF AGREEMENT AND LEASE. In the event the survey described in Section 3, the Tests, described in Section 4(b), the status of title to the Property, described in Section 3, are not acceptable to Purchaser or have not been obtained, as applicable, in Purchaser's sole discretion, as of the expiration of the applicable due diligence periods as provided herein, or if Court Approval as described in Section 12(m) has not been obtained as of the Closing Date, Purchaser, at Purchaser's option, may, in addition to the termination rights set forth in this Agreement, extend the Closing Date with respect to the purchase of the Property for a three year period, in which case, concurrent with the closing of the transactions contemplated by the Master Agreement, Purchaser shall lease the Property on the same terms and conditions set forth in that certain Lease of Commercial Property, which commenced July 1, 1984, between HBH, Inc., as Tenant, and H. D. Hughes, as Lessor, a copy of which is attached hereto as Exhibit "C", except that the rent stipulated therein shall be adjusted annually on each anniversary date of the execution
thereof in accordance with the CPI-U, U.S. City Average.   Seller will obtain
all required approvals of any court or other party and pay any fee or expense required to obtain such approval. Such lease may be terminated by Purchaser only in the event that it elects to close the purchase of the Property pursuant to the terms of the Agreement.

         12.     MISCELLANEOUS

         (a) Expropriation or Casualty. If, prior to Closing, the Property or any part thereof shall be, or becomes known to Purchaser or Seller (who shall notify Purchaser promptly) to be, or threatened to be condemned or otherwise acquired for public purposes, or if access to the Property shall be, or become known to Purchaser or Seller to be, or threatened to be restricted or denied through eminent domain, or the exercise of police power, all of the above- described events collectively referred to as "Expropriation"), or if any portion of the Property shall be destroyed or damaged by fire or other casualty, as determined by Purchaser, then in any such case, Purchaser, upon notice to Seller, may elect (i) to terminate this Agreement, or (ii) to receive from the proceeds of any insurance payable to Seller upon such damage or destruction, or from any award paid or payable to Seller as a result of the Expropriation, as the case may be, an appropriate credit against the balance of the Purchase price to be paid by Purchaser.

         (b) Transfer Taxes - Commissions. Seller shall defend, indemnify and hold harmless Purchaser, its successors, assigns, directors, officers, employees and agents from and against any liability, including court costs and attorneys' fees, for any commissions by any real estate agent or broker utilized by Seller in this transaction.

         (c) Notices. Any and all notices provided under this Agreement must be in writing and shall be deemed given when delivered in person, or when deposited with Federal Express or other similar overnight service, return receipt requested, or when deposited in the United States mails, postage prepaid for certified mail, return receipt requested, or upon actual receipt of a facsimile or other similar transmission (provided that a copy of the facsimile is delivered or deposited within twenty-four [24] hours in the manner specified above), properly addressed to the parties. For purposes of notice, the addresses of the parties shall be as follows:

         If to SELLER to:                  Elizabeth H. DePass, Executrix
                                           Succession of Herbert D. Hughes
                                           5801 Citrus Boulevard
                                           Harahan, Louisiana  70123

         With a copy to:                   Stewart F. Peck
                                           Lugenbuhl, Burke, Wheaton, Peck,
                                           Rankin and Hubbard
                                           Pan-American Life Center
                                           601 Poydras Street, Suite 2775
                                           New Orleans, Louisiana  70130

         If to PURCHASER to:               TransCoastal Marine Services, Inc.
                                           505 Lorie Avenue, Suite 1
                                           Lafayette, Louisiana   70507
                                           Attention:  Mr. G. Darcy Klug

         With a copy to:                   Robert J. Viguet, Jr.
                                           Chamberlain, Hrdlicka, White,
                                           Williams & Martin
                                           1200 Smith Street, Suite 1400
                                           Houston, Texas 77002-4310

         Either party may designate a different address for receiving notices hereunder by giving at least ten (10) days written notice thereof to the other party.

         (d) Waiver. Except as otherwise specifically provided in this Agreement, no failure or delay on the part of either party in exercising any of their respective rights hereunder upon any failure by the other party to perform or observe any condition, covenant or provision herein contained shall operate as a waiver thereof, nor shall any single or partial exercise of any of such rights preclude any other or further exercise thereof or the exercise of any other right hereunder. No waiver or release of any of the terms, conditions or provisions of this Agreement shall be valid or asserted or relied upon by either Party hereto or offered in any judicial proceeding or otherwise, unless the same is in writing and duly executed by the party against whom such waiver or release is being asserted.

         (e) Construction. This Agreement shall be governed and performed in accordance with the laws of the State of Louisiana.

         (f) Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable laws, ordinances, rules and regulations. If any provision of this Agreement of the application thereof to any person, entity, or circumstance, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other person or circumstance shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         (g) Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute the understanding of the parties hereto.

         (h) Dates. If any deadline set forth herein falls on a Saturday, Sunday or holiday, the deadline shall be extended to the next business day.

         (i) Captions. The captions in this Agreement and in any addenda or exhibits attached hereto are used for reference purposes only and they in no way define, limit or prescribe the scope or intent of this Agreement or any provisions hereof.

         (j)     Survival.  The terms of this Agreement shall survive Closing.

         (k) Further Assurances. The parties agree to execute such other documents as may be required from time to time to give effect to the terms contained herein and the intent hereof.

         (l) Counsel. The parties acknowledge that they have had an opportunity to consult with legal counsel and to study and negotiate the terms and provisions of this Agreement. The draftsmanship or authorship of this Agreement, any addenda hereto and any interlineations hereof shall not be construed in favor of or against either party, it having been negotiated and adopted fully and freely by both parties.

         (m) COURT APPROVAL. THIS AGREEMENT, AND THE SALE OF THE PROPERTY, AND OF THE OPTION PROPERTY, BY SELLER, IS SUBJECT TO THE APPROVAL OF THE 24TH JUDICIAL DISTRICT COURT FOR THE PARISH OF JEFFERSON, STATE OF LOUISIANA, IN PROCEEDING NO. 502898, DIVISION "A", STYLED "SUCCESSION OF HERBERT D. HUGHES. IF COURT APPROVAL IS NOT OBTAINED BY THE CLOSING DATE, PURCHASER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned this 20th day of August, 1997, having first read and understood the terms contained herein and the purpose, intent and effects hereof.

WITNESSES:                                 PURCHASER:


By: /s/ SUSAN POE                          TRANSCOASTAL MARINE SERVICES, INC.
    -----------------------------

Print: Susan Poe
      ---------------------------

By: /s/ WILMA BURDEN                       By:  /s/ BILL E. STALLWORTH
    -----------------------------          ------------------------------------
                                                    Bill E. Stallworth
                                                  Chief Executive Officer


                                           SELLER:

By: /s/ THOMAS P. BUDDE                    SUCCESSION OF HERBERT D. HUGHES
   ------------------------------

Print:  Thomas P. Budde
       --------------------------

By: /s/ DAN HUGHES                         By:  /s/ ELIZABETH H. DEPASS
   ------------------------------             ----------------------------------
                                                  Elizabeth H. DePass, Executrix
Print: Dan Hughes
       --------------------------

THE STATE OF TEXAS        Section
                          Section
COUNTY  OF HARRIS         Section

         BEFORE ME, the undersigned authority, on this day personally appeared Bill E. Stallworth, Chief Executive Officer of TransCoastal Marine Services, Inc., known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein stated, and in the capacity therein set forth.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 22nd day of August,
1997.

         [SEAL]                          /s/ MARY ANN SOTO
                                         ---------------------------------
                                         Notary Public in and for the
                                         State of Texas

                                         Mary Ann Soto
                                         ---------------------------------
                                         Printed Name of Notary


                                         My Commission Expires:
                                         5-10-2000
                                         ---------------------------------
THE STATE OF LOUISIANA    Section
                          Section
PARISH OF ORLEANS         Section

         BEFORE ME, the undersigned authority, on this day personally appeared Elizabeth H. DePass, Executrix of Succession of Herbert D. Hughes, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that (s)he executed the same for the purposes and consideration therein stated, and in the capacity therein set forth.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 20th day of August,
1997.

         [SEAL]                          /s/ STEWART F. PECK
                                         ---------------------------------
                                         Notary Public in and for the
                                         State of Louisiana

                                         Stewart F. Peck
                                         ---------------------------------
                                         Printed Name of Notary


                                         My Commission Expires:

                                         at death
                                         ---------------------------------

                                  EXHIBIT "A"

                               LEGAL DESCRIPTION


         A certain tract of land, containing 14.217 acres, situated in and being a part of Section 91, Township 14 South, Range 24 East, West of the Mississippi River, Plaquemines Parish, Louisiana, and being more fully described as follows, to-wit:

         Commence at the intersection of the northwesterly right of way line of the Gulf Intracoastal Waterway-Alternate Route with northeasterly line of Lots 1, 3, 5, 7, etc. of Concord Canal Subdivision - Bayou Barataria Section and run N.53o 44' 04" E., along the said northwesterly right of way line of the Gulf Intracoastal Waterway-Alternate Route, for a distance of 307.12 feet, to the point of beginning of the tract herein described located 270 feet northeasterly from and perpendicular to the said northeasterly line of Lots 1, 3, 5, 7, etc. of Concord Canal Subdivision - Bayou Barataria Section;

         Run thence N.64 degrees 43' 40"W., for a distance of 182.00 feet, to a point;

         Run thence S.53 degrees 44' 04"W., for a distance of 216.12 feet, to a point;

         Run thence N.54 degrees 43' 40"W., for a distance of 469.06 feet, to a point located N.25 degrees 25'20"E., at a distance of 80.00 feet, from a Grate Bar having coordinate values of X =2,407,918.45 and Y=428,147.52, which Grate Bar marks the most northerly corner of Lot 1 of said Concord Canal Subdivision - Bayou Barataria Section;

         Run thence N.64 degrees 25' 40"W., for a distance of 20.00 feet, to a point;

         Run thence N.53 degrees 44' 04"E., for a distance of 835.85 feet, to a point;

         Run thence S.36 degrees 15' 56"E., for a distance of 590.00 feet, to a point;

         Run thence N.53 degrees 44' 04"E., for a distance of 300.00 feet, to a point;

         Run thence S.36 degrees 15' 56"E., for a distance of 425.00 feet, to a point in the center-line of the Gulf Intracoastal Waterway-Alternate Route;

         Run thence S.53 degrees 44' 04"W., along the center-line of the Gulf Intracoastal Waterway-Alternate Route, for a distance of 600.00 feet, to a point;

         Run thence N.36 degrees 15' 66"W., for a distance of 425.00 feet, to the point of beginning.





                               Exhibit "A" Page 1

         The tract hereinabove described is bounded northwesterly by the right of way for Engineers Road, northeasterly by property owned by Power Enterprises, Inc. or assigns and by property owned by Hero Lands Company or assigns, southeasterly by property owned by Hero Lands Company or assigns and southwesterly by the right of way for Concord Road and by property owned by Hero Lands Company or assigns and is subject to a 60-foot wide road and rail servitude in favor of Hero Lands Company which lies southeasterly from and contiguous to the said right of way for Engineers Road and is subject to a 425-foot wide servitude in favor of the United States of America for the Gulf Intracoastal Waterway- Alternate Route which lies northwesterly from and contiguous to the southeasterly boundary as hereinabove described. All as more fully shown on the attached map of survey by Hugh B. McCurdy, Jr. dated July 23, 1981, as amended on March 24, 1982, whereon the hereinabove described tract is the area encompassed by connecting the letters H-J-K-A-B-C-D-E-F-G- H. Survey, data refers to the State Plane Coordinate System.

LESS AND EXCEPT THE FOLLOWING-DESCRIBED PROPERTY:

         A certain tract of land situated in and being a part of Section 91, Township 14 South, Range 24 East, West of the Mississippi River, Plaquemines Parish, Louisiana, and being more fully described as follows, to-wit:

         Commence at the intersection of the north-westerly right of way line of the Gulf Intracoastal Waterway- Alternative Route with northeasterly line of Lots 1, 3, 5, 7, etc. of Concord Canal Subdivision - Bayou Barataria Section and run North 53 degrees 44 minutes 04 seconds East, along Intracoastal Waterway-Alternate Route, for a distance of 607.12 feet to the Point of Beginning of the tract herein described:

         Run thence North 53 degrees 44 minutes 04 seconds East, for a distance of 300.00 feet to a point;

         Run thence South 36 degrees 15 minutes 56 seconds East, for a distance of 71.30 feet, to a point;

         Run thence South 52 degrees 11 minutes 41 seconds West, for a distance of 304.82 feet to a point;

         Run thence North 35 degrees 45 minutes 40 seconds West, for a distance of 79.50 feet, to a point;

         Run thence North 35 degrees 27 minutes 33 seconds West, for a distance of 82.21 feet, to a point;

         Run thence North 53 degrees 44 minutes 40 seconds East, for a distance of 2.85 feet to a point;





                               Exhibit "A" Page 2

         Run thence South 36 degrees 15 minutes 56 seconds East, for a distance of 82.20 feet, to a Point of Beginning.

         The tract hereinabove described is bounded northwesterly by property owned by Power Enterprises, Inc., northeasterly by property owned by Power Enterprises, Inc., and by property owned by Hero Lands Company or assigns, southeasterly by property formerly owned by Hughes Lands, Inc., and southwesterly by property formerly owned by Hughes Lands, Inc. All as more fully shown on the map of survey by Hugh B. McCurdy, Jr., dated on May 22, 1986. Survey data refers to the State Plan Coordinate system (the "Property").





                               Exhibit "A" Page 3

                                  EXHIBIT "B"

                                OPTION PROPERTY

                               LEGAL DESCRIPTION


A CERTAIN PIECE OR PORTION OF GROUND, together with all the buildings and improvements thereon and all of the rights, ways, privileges, prescriptions, servitudes, advantages and appurtenances thereunto belonging or in anywise appertaining, containing 4.063 acres, situated in and being a part of Section 91, Township 14 South, Range 24 East, Plaquemines Parish, Louisiana, and being more fully described as follows, to wit: Commence at the point of intersection of the northwesterly right of way of the Gulf Intracoastal Waterway-Alternate Route with the northeasterly line of Concord Canal Subdivision-Bayou Barataria Section and run N 53 degrees 44' 04" E., along said northwesterly right of way line of the Gulf Intracoastal Waterway-Alternate Route, for a distance of
607.12 feet, to the pont of beginning of the tract herein described; run thence N 36 degrees 14' 56" W., for a distance of 590.00 feet, to a point in the southeasterly right of way line of Engineers Road; run thence N53 degrees 44' 04" E., along the southeasterly right of way line of Engineers Road, for a distance of 300.00 feet, to a point; run thence S 36 degrees 15' 56" E., for a distance of 590.00 feet, to a point in the northwesterly right of way line of the Gulf Intracoastal Waterway-Alternate Route; run thence S 53 degrees 44' 04" W., along the northwesterly right of way line of the Gulf Intracoastal Waterway- Alternate Route, for a distance of 300.00 feet, to the point of beginning. Subject to a 60 foot wide road and rail servitude lying southeasterly from and contiguous to the said southeasterly right of way line of Engineers Road.

TOGETHER WITH THE FOLLOWING-DESCRIBED PROPERTY:

A certain tract of land situated in and being a part of Section 91, Township 14 South, Range 24 East, West of the Mississippi River, Plaquemines Parish, Louisiana, and being more fully described as follows, to-wit:

Commence at the intersection of the north-westerly right of way line of the Gulf Intracoastal Waterway-Alternative Route with northeasterly line of Lots 1, 3, 5, 7, etc. of Concord Canal Subdivision - Bayou Barataria Section and run North 53 degrees 44 minutes 04 seconds East, along Intracoastal
Waterway-Alternate Route, for a distance of 607.12 feet to the Point of Beginning of the tract herein described:

Run thence North 53 degrees 44 minutes 04 seconds East, for a distance of
300.00 feet to a point;





                               Exhibit "B" Page 1

Run thence South 36 degrees 15 minutes 56 seconds East, for a distance of 71.30 feet, to a point;

Run thence South 52 degrees 11 minutes 41 seconds West, for a distance of
304.82 feet to a point;

Run thence North 35 degrees 45 minutes 40 seconds West, for a distance of 79.50 feet, to a point;

Run thence North 35 degrees 27 minutes 33 seconds West, for a distance of 82.21 feet, to a point;

Run thence North 53 degrees 44 minutes 40 seconds East, for a distance of 2.85 feet to a point;

Run thence South 36 degrees 15 minutes 56 seconds East, for a distance of 82.20 feet, to the Point of Beginning.

The tract hereinabove described is bounded northwesterly by property owned by Power Enterprises, Inc., northeasterly by property owned by Power Enterprises, Inc., and by property owned by Hero Lands Company or assigns, southeasterly by property formerly owned by Hughes Lands, Inc., and southwesterly by property formerly owned by Hughes Lands, Inc. All as more fully shown on the map of survey by Hugh B. McCurdy Jr., dated on May 22, 1986. Survey data refers to the State Plan Coordinate System (the "Property").





                               Exhibit "B" Page 2